Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation in this Registration Statement on Form F-1 of GCL Global Holdings Ltd of our report dated August 12, 2024, with respect to our audits of the consolidated financial statements of GCL Global Limited as of March 31, 2024 and 2023 and for the years ended March 31, 2024 and 2023 appearing in the Registration Statement on Form F-4 (File No. 333-280559) of GCL Global Holdings Ltd filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

New York, New York

April 3, 2025

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com